Exhibit 5.1

November 13, 2015

Cortex Pharmaceuticals, Inc.

126 Valley Road, Suite C

Glen Rock, New Jersey 07452

Re:	Registration Statement on Form S-8
Cortex Pharmaceuticals, Inc. 2014 Equity, Equity-Linked and Equity Derivative Incentive Plan and Cortex Pharmaceuticals, Inc. 2015 Stock and Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers 40,633,002 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the Company’s 2014 Equity, Equity-Linked and Equity Derivative Incentive Plan (the “2014 Plan”), and an additional 240,935,714 shares (together with the 40,633,002 shares under the 2014 Plan, the “Shares”) of Common Stock reserved for issuance under the Company’s 2015 Stock and Stock Option Plan (the “2015 Plan” and, together with the 2014 Plan, the “Plans”). In that capacity, we have reviewed the Second Restated Certificate of Incorporation and the Bylaws of the Company, both as amended to date, the Registration Statement, the Plans, originals or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval of the Plans and the issuance of the Shares under the Plans, and such other instruments as we have deemed necessary for the issuance of this opinion.

This opinion is limited to the Delaware General Corporation Law. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. For purposes of this opinion, we have assumed that a sufficient number of authorized but unissued shares of the Common Stock will be available for issuance pursuant to the Plans when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares to be offered under the Plans have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of either the 2014 Plan or the 2015 Plan, as applicable, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP